Exhibit 99.1

News Release

Superior Industries Announces the Appointment of Michael R. Elia

SOUTHFIELD, MICHIGAN – July 18, 2018 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, announced today the appointment of Michael R. Elia to be the interim leader of Superior’s global finance and accounting team effective July 21, 2018. Mr. Elia will remain with Superior until a permanent replacement for the Chief Financial Officer is named.

“Mike is an experienced and tested c-suite executive, director and advisor that has successfully delivered financial and operational performance and navigated companies through significant business transformations. His broad industry background and strategic, financial and M&A leadership will be valuable as Superior continues to execute its strategy,” commented Don Stebbins, President and Chief Executive Officer.

Prior to joining Superior, Mr. Elia spent the last 10 years with Gerber Scientific, most recently as one of its Directors and as an advisor to the company. Prior to that, he had held the position of President and Chief Executive Officer from 2012 to 2017 and Executive Vice President and Chief Financial Officer from 2008 to 2012. Before joining Gerber Scientific, Mr. Elia was Senior Vice President and Chief Financial Officer of Fastentech, Inc., a manufacturer of specialty fasteners and engineered components. Mr. Elia has an MBA from Duke University’s Fuqua School of Business and a BS from University of New Haven.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Superior Investor Relations:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com